EXHIBIT 10.6

GRANT AGREEMENT
By and Between
CITY OF PORT ST. LUCIE

 and

WYNDCREST DD FLORIDA, INC.
dated as of

November 25, 2009

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TABLE OF CONTENTS
(continued)

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GRANT AGREEMENT

This Grant Agreement (this “Agreement”), dated as of November 25, 2009 (the “Effective Date”), is made by and between City of Port St. Lucie, a Florida municipal corporation (“City”), by and through its City Council (the “Council”), and Wyndcrest DD Florida, Inc., a corporation organized under the laws of the State of Florida (“WDDF”).

WITNESSETH:

WHEREAS, the legislature of the State of Florida (the “State”) has determined that attracting, retaining and providing favorable conditions for the growth of certain high-impact facilities provides widespread economic benefits to the citizens of the State through the increased tax base provided by the high-impact facility and its related sector businesses, through an enhanced entrepreneurial climate in the State and the resulting business and employment opportunities, and through the stimulation and enhancement of the State’s universities and community colleges;

WHEREAS, it is a policy of City to encourage and stimulate economic growth in Port St. Lucie by encouraging the location of certain high-impact facilities in Port St. Lucie;

WHEREAS, the creation of new full time employment opportunities for residents of Port St. Lucie and tax revenues resulting from business relocation or expansion within Port St. Lucie are beneficial to the local economy;

WHEREAS, WDDF plans to locate in the City a studio for technology and entertainment focused animated film, video game, visual effects, post production and/or related functions;

WHEREAS, WDDF has been selected as a high-impact business by the State of Florida, Executive Office of the Governor’s Office of Tourism, Trade and Economic Development (“OTTED”);

WHEREAS, City, in conjunction with the State and St. Lucie County, has actively sought out and invited the location of WDDF in Port St. Lucie;

WHEREAS, encouraging WDDF to locate its facilities in the State and Port St. Lucie constitutes a public purpose and the use of public funds toward the achievement of such economic development goals constitutes a public purpose;

WHEREAS, the City anticipates that much of the City’s return on the grants made by the City pursuant to this Agreement will be realized indirectly through the expansion of the City’s economy and tax base; and

WHEREAS, the Council has conducted public meetings prior to approving this Agreement, and has determined that approval of this Agreement is in the best interest of the citizens of Port St. Lucie.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, City and WDDF hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01     Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in Exhibit A hereto.

1.02     Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Whenever used in this Agreement, unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole, and references herein to Sections refer to specified sections of this Agreement. The term “including” when used herein shall be deemed to mean “including, without limitation” and “including, but not limited to.” All Exhibits attached hereto are incorporated herein by reference.

ARTICLE II
ESTABLISHMENT OF WDDF FLORIDA

2.01     Establishment of WDDF. WDDF has been established for the purpose of establishing, operating and maintaining a technology and entertainment focused animated film, video game, visual effects and/or other post-production and other related entertainment use facility in Port St Lucie. The parties acknowledge and agree that (a) WDDF is an independent company controlled and directed by its Board of Directors and management, (b) WDDF controls and directs its affairs, and (c) City shall not control or direct WDDF’s affairs. Notwithstanding the foregoing, WDDF shall be required to comply with all applicable laws, ordinances or codes of City.

2.02     Purpose. City and WDDF agree that WDDF will establish a technology and entertainment facility in Port St. Lucie for the purposes of establishing, operating and maintaining a technology and entertainment focused animated film, video game, visual effect or other post-production studio, including, without limitation, (a) conducting training and outreach programs and (b) performing ancillary and related services.

2.03     Financial Commitments of City.

(a)       Upon satisfaction of the conditions precedent set forth in Section 4.01, City agrees to provide funds or assets with an approximate value totaling Fifty One Million and Eight Hundred Thousand Dollars ($51,800,000.00) (“City Funding Obligation”) for a project fund, to be allocated as follows:

(i)          Twenty-Eight Million Dollars ($28,000,000) (the “Maximum Cost”) to construct the Permanent Facilities and purchase capital equipment, as divided into two separate components in accordance with 2.03 (b) below, including the payment of hard costs, soft costs, permits and other fees related to the construction of the Permanent Facilities;

(ii)         Ten Million Dollars ($10,000,000) (the “Cash Grant”) to be paid to WDDF with a portion paid upon the earlier of the occupancy of a temporary facility or the permanent facility in Port St. Lucie, Florida and the balance paid over the period in which WDDF hires Five Hundred (500) Full-time Equivalent (See: Appendix A - Definitions) employees at an average annual salary, not including benefits, of no less than Sixty Four Thousand and Two Hundred and Thirty Three Dollars ($64,233.00), excluding the salaries of the Executive Management Team (“Average Annual Salary Requirements”), for the WDDF project, to be paid to WDDF in accordance with subparagraph 2.03(d) below; and

(iii)        Three Million Eight Hundred Thousand Dollars ($3,800,000) (the “Workforce Development Cost”) to fund certain training, workforce development and other operating costs of WDDF, which shall be paid to WDDF in accordance with Section 2.03(c) below.

(iv)          In addition, the City shall acquire the WDDF Campus property, consisting of approximately fifteen (15) acres in The Tradition Development and valued at approximately Ten Million Dollars ($10,000,000.00), in accordance with the Lease Agreement.

(b)       The Maximum Cost shall be divided into two separate components. The first component shall be in an amount, not to exceed, Twenty Million Dollars ($20,000,000.00) for the construction of the Permanent Facilities. The second component shall be in an amount, not to exceed, Eight Million Dollars ($8,000,000.00) for the purchase of certain computing, display and other equipment (the “Equipment Allocation”). The Equipment Allocation will be funded as equipment to be purchased is identified and sourced by WDDF. All equipment acquired shall be for use in the Florida facility only. Notwithstanding anything to the contrary elsewhere in this Agreement. The City shall have no obligations under Section 2.03(b) in the event that the bond issuance/debt financing and the land transfer contemplated herein shall not be completed.

(c)        The Workforce Development Costs shall be funded with Three Million and Eight Hundred Thousand Dollars ($3,800,000.00) paid upon the following schedule. Notwithstanding anything to the contrary elsewhere in this Agreement, the City shall have no obligations under Section 2.03 (c) in the event that the bond issuance/debt financing and the land transfer contemplated herein shall not be completed.

(i)          One Million and Five Hundred Thousand Dollars ($1,500,000.00) paid upon occupancy of the permanent facility.

(ii)         One Million and Three Hundred Thousand Dollars ($1,300,000.00) paid upon the earlier of the one year anniversary of occupancy of the permanent facility or upon the hiring of 100 net new Full Time Equivalent jobs.

(iii)        One Million Dollars ($1,000,000.00) paid upon the two year anniversary of occupancy of the permanent facility or upon the hiring of 200 net new Full Time Equivalent Jobs.

(d)       The Cash Grant shall be paid as follows: Three Million Dollars ($3,000,000.00) paid upon the earlier of the occupancy of a temporary facility or the permanent facility in Port St. Lucie, Florida, with the balance funded over the following schedule:

(i)          Two Million Five Hundred Thousand Dollars ($2,500,000.00) paid upon the creation of at least 100 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent or temporary facility in Port St. Lucie, Florida; and

(ii)         Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) paid upon the creation of at least 200 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent or temporary facility in Port St. Lucie, Florida, bringing the aggregate total, with the addition of those jobs created in Section 2.03 (d)(i), to 300 full-time equivalent jobs; and

(iii)        Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) paid upon the creation of at least 200 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent facility in Port St. Lucie, Florida, bringing the aggregate total, with the addition of those jobs created in Sections 2.03 (d)(i) and 2.03(d)(ii), to 500 full-time equivalent jobs; and

(e)       With approval of the City, WDDF shall have the right to re-allocate funds from the Equipment Allocation to the Permanent Facilities allocation for construction of the Permanent Facilities, which approval shall not be unreasonably withheld or delayed.

(f)        The Grant Funds shall be maintained by the City until all such funds are expended for the purposes stated herein.

(g)       WDDF acknowledges and agrees that neither the full faith and credit nor the taxing power of City is pledged to payment of City’s obligations under this Agreement.

(h)       Term of Grant Agreement. Unless earlier terminated in accordance with the terms hereof, this Agreement shall end on November 23, 2029 (the “Term”).

(i)        The City shall waive, to the fullest extent allowable under Florida Statutes and all local ordinances, its impact fees which would otherwise be assessed against the Permanent Facilities.

(j)        In the event that the WDDF Campus becomes taxable during the term of the Lease, the City shall, to the fullest extent allowable under Florida Statutes and all local ordinances, waive all such real property taxes and assessments and will cooperate and assist WDDF in obtaining tax waivers from other jurisdictions

2.04     Termination. This Agreement may be terminated prior to the end of the Term as follows:

(a)        by mutual consent of the parties;

(b)        by City if the conditions precedent set forth in Section 4.01 are not satisfied or waived on or before the date specified in Section 4.01 or by WDDF if the conditions precedent set forth in Section 4.02 are not satisfied or waived on or before the dates specified in Section 4.02;

(c)         by WDDF if, by June 30, 2010, City has not executed and delivered a construction contract, with a guaranteed maximum price that does not exceed Twenty Million Dollars ($20,000,000), for the construction of the Permanent Facilities following reasonable efforts by WDDF and City to work with contractors to value engineer the Permanent Facilities in accordance with the Lease Agreement;

(d)        by WDDF if, by February 8, 2010, City has not completed its proposed Thirty One Million and Eight Hundred Thousand Dollar ($31,800,000.00) Permanent Facility and Capital Equipment bond financing.

ARTICLE III
WDDF CAMPUS

3.01     Lease Agreement. This agreement is contingent upon the parties hereto entering a lease agreement substantially in the form attached hereto as Exhibit D (the “Lease Agreement”). Said lease anticipates the city obtaining financing for and constructing permanent facilities at a cost of Twenty Eight Million Dollars ($28,000,000.00). In addition, the permanent facilities shall be constructed upon property contributed to the City by Core Communities, having a value of approximately Ten Million Dollars ($10,000,000.00), and served by infrastructure having a value of Twelve Million Dollars ($12,000,000,00).

3.02     Location of WDDF Campus. City shall acquire 15 gross acres of real property more particularly described in Exhibit B (the “WDDF Campus”) through an acquisition of a fee simple ownership interest in such 15 gross acres from Tradition Outlet, LLC. Such purchase and sale agreement shall be substantially in the form of Exhibit C (the “Purchase & Sale Agreement”). City will close on the Purchase & Sale Agreement no later than December 30, 2009.

3.03     Authorized Uses for WDDF Campus. WDDF shall be authorized to utilize the WDDF Campus for the purposes set forth in Section 2.02; and in addition, WDDF shall be authorized to lease or sublease portions of the Permanent Facilities to for-profit and not-for-profit entities for the uses authorized herein and in accordance with the terms of the Lease (collectively, the “Authorized Uses”) subject to the approval of the City which approval will not be unreasonably withheld or delayed.

3.04     Infrastructure to Serve WDDF Campus. WDDF acknowledges and agrees that the Infrastructure required to serve the WDDF Campus has been designed and constructed by the City.

3.05     Lease of WDDF Campus and Permanent Facilities. Within five days of approval of the Lease Agreement, the City and WDDF shall execute and deliver a lease for the Permanent Facilities and the WDDF Campus in the form attached hereto as Exhibit D (the “Lease Agreement”). Upon the expiration of the Lease Term, City shall transfer fee simple title of the Permanent Facilities to WDDF, all at no additional cost to WDDF. Additionally, during the Term of this Agreement, the City shall retain ownership of the Permanent Facilities. The Lease shall be recorded in the Official Records of the County.

ARTICLE IV
CONDITIONS PRECEDENT

4.01     Conditions Precedent to Obligations of City. City shall have no obligations under this Agreement, and shall have the right to terminate this Agreement if the following conditions are not satisfied or waived by the specified date:

(a)        within five days of final City Council approval of the Lease Agreement, WDDF has not executed the Lease Agreement.

(b)        the City obtaining financing for the items in 2.03(b) and 2.03(c) shall be conditions precedent to funding the items contained therein.

4.02     Conditions Precedent to Obligations of WDDF. WDDF shall have no obligations under this Agreement, and shall have the right to terminate this Agreement if the following conditions are not satisfied or waived by the specified date:

(a)        no later than February 8, 2010, City shall have issued the bonds required to fund the City Funding Obligation; and

(b)        by December 30, 2009, the City has not closed on the purchase of the WDDF Campus.

ARTICLE V
ADDITIONAL COVENANTS OF THE PARTIES

5.01    Covenants of City. City hereby covenants and agrees as follows:

(a)       Technology/Entertainment Cluster.   City shall use good faith efforts to develop and promote a technology/entertainment cluster in Port St. Lucie.

(b)       Confidential and Proprietary Records of WDDF. Subject to compliance with Chapter 119, Florida Statutes, as amended, City agrees that it shall at all times preserve and protect the confidentiality of any WDDF documents deemed by WDDF to be confidential or proprietary; provided, however, that confidential and proprietary information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by City or its representatives; (ii) was available to City on a non-confidential basis prior to disclosure to City by WDDF or its agents, or (iii) becomes available to City on a non-confidential basis from a source other than WDDF or its agents, provided that such source is not bound by a confidentiality agreement with WDDF that is known to City or its representatives. City agrees that it shall not copy or otherwise take possession of any WDDF documents or records deemed by WDDF to be confidential or proprietary unless and until WDDF consents in writing. City further acknowledges and agrees that this Agreement does not grant or otherwise entitle City to request or seek, and WDDF is under no obligation to deliver to City, any of WDDF’s proprietary or confidential information.

(c)        Use of WDDF Name. City acknowledges and agrees that WDDF does not consent to the use of WDDF’s registered marks or logos or the name “Wyndcrest DD Florida, Inc.,” “WDDF Florida” or any variation thereof.

(d)        Survival. The terms of this Section 5.01 shall survive the termination of this Agreement.

5.02     Covenants of WDDF. WDDF hereby covenants and agrees as follows:

(a)        Occupancy of the Permanent Facilities. Subject to the terms of this Agreement, WDDF agrees that upon completion of construction of the Permanent Facilities, WDDF shall take occupancy of the Permanent Facilities and, upon such occupancy, shall establish and continuously during the Term operate a technology and entertainment facility from the Permanent Facilities consistent with the Authorized Uses.

(b)        Compliance with State Funding Agreement. WDDF agrees that it shall not take any action, or fail to take any action, where such action or failure to act would reasonably be expected to (i) impair its ability to perform its obligations under the State Funding Agreement or (ii) jeopardize its ability to obtain funding under the State Funding Agreement.

(c)        Annual Employment Audit. WDDF must submit annual certification of its employment and annual wage payment to the City every fiscal year by January 31 of said year. WDDF shall submit employment and wage documentation audited by a third party Certified Public Accountant (CPA) or, if approved by city, the Qualified Target Industry Tax Refund (QTI) claim application or alternate equivalent documentation acceptable to OTTED. Grant awards established in Sections 2.03 (c) and 2.03 (d) will be paid within Thirty (30) days of verification by the City that WDDF has satisfied the job and salary requirements therein.

(d)        Cooperation with Technology/Entertainment Cluster. WDDF agrees to work cooperatively with City in its efforts to develop and promote a technology/entertainment cluster in Port St. Lucie as set forth in Section 5.01 (a). Beginning on the Effective Date, WDDF shall commence such cooperative efforts with City by complying with reasonable requests for cooperation in economic development efforts in the technology/entertainment industry and, WDDF shall designate a person to be charged with assisting in these cooperative efforts. The initial designee shall be the President of WDDF.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01     Representations and Warranties of City. As a material inducement to WDDF to enter into this Agreement and to consummate the transactions contemplated hereby, City hereby represents and warrants to WDDF, as of the Effective Date, as follows:

(a)        City is a Florida municipal corporation, which is located in St. Lucie County.

(b)        City has all requisite power and authority to execute, deliver and perform this Agreement.

(c)        This Agreement has been duly authorized by all necessary action of the Council, executed and delivered by City and constitutes a valid and binding agreement of City, enforceable against City in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as such enforcement is subject to general principles of equity (whether in a proceeding in equity or at law).

(d)        The authorization, execution, delivery and performance of this Agreement by City do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, court or arbitrator having jurisdiction over City or its assets or properties.

(e)        Neither the (i) authorization, execution and delivery of this Agreement; (ii) undertaking of any of the obligations set forth in this Agreement by City; nor (iii) obligations imposed or the rights granted to WDDF pursuant to this Agreement, conflict with, result in a breach or violation of, or constitute a default under (A) the City’s [charter], code of ordinances, or administrative code, (B) any contract, indenture, mortgage, deed of trust, loan agreement, credit agreement, note, lease or other agreement or instrument to which City is a party, or (C) any statute, rule or regulation or any judgment, order or decree of any governmental authority, court or arbitrator applicable to City.

6.02     Representations and Warranties of WDDF. As a material inducement to City to enter into this Agreement and to consummate the transactions contemplated hereby, WDDF hereby represents and warrants to City, as of the Effective Date, as follows:

(a)        WDDF is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Florida. WDDF is duly qualified to transact business under the laws of the State of Florida.

(b)        WDDF has all requisite power and authority to execute, deliver and perform this Agreement.

(c)        This Agreement has been duly authorized, executed and delivered by WDDF and constitutes a valid and binding agreement of WDDF, enforceable against WDDF in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as such enforcement is subject to general principles of equity (whether in a proceeding in equity or at law).

(d)        The authorization, execution, delivery and performance of this Agreement as of the date hereof by WDDF do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, court or arbitrator having jurisdiction over WDDF or its assets or properties.

(e)        Neither the (i) authorization, execution and delivery of this Agreement; nor (ii) undertaking of any of the obligations set forth in this Agreement by WDDF, conflict with, result in a breach or violation of, or constitute a default under (A) the WDDF organizational documents, (B) any contract, indenture, mortgage, deed of trust, loan agreement, credit agreement, note, lease or other agreement or instrument to which WDDF is a party, or (C) any statute, rule or regulation or any judgment, order or decree of any governmental authority, court or arbitrator applicable to WDDF.

(f)         No proceeding looking toward merger, amalgamation, consolidation, liquidation or dissolution of WDDF, or the sale of all or substantially all of the assets of WDDF is pending or contemplated.

(g)        WDDF (i) possesses all certificates, authorizations and permits (collectively, “Governmental Licenses”) issued by appropriate federal, state, local or foreign regulatory authorities necessary to conduct its operations and all such Governmental Licenses are valid and in full force and effect, except where the failure to have such Governmental Licenses or where the invalidity of such Governmental Licenses would not reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement; (ii) is in compliance with all such Governmental Licenses, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement; (iii) has not received any notice of proceedings relating to the revocation or modification of any Governmental Licenses issued prior to the Effective Date that would reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement.

ARTICLE VII
DEFAULTS AND REMEDIES

7.01     City Events of Default.  The occurrence of any one or more of the following events shall constitute a “City Default” hereunder:

(a)        a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Agreement to be observed or performed by City where such failure continues for a period of thirty (30) days after written notice thereof from WDDF to City; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for City to complete its cure, then City shall not be deemed to be in Default if City has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion; or

(b)        the material breach of any representation or warranty by City contained in this Agreement, if such material breach is not cured after written notice from WDDF to City and a reasonable opportunity to cure such material breach..

7.02    WDDF Events of Default. The occurrence of any one or more of the following events shall constitute a “WDDF Default” hereunder:

(a)       vacating, abandoning or closing WDDF Florida’s operations in Port St. Lucie or, after occupancy of the Permanent Facilities, relocating WDDF Florida’s Primary Operations outside of Port St. Lucie for a period of longer than 30 days;

(i)         within ten (10) years after date of occupancy of the Permanent Facilities, if default occurs as a result of Section 7.02 (a), the City reserves the right to pursue repayment of any awards disbursed to WDDF from the Cash Grant in Section 2.03 (d).

(b)       failure to continuously operate the Permanent Facilities as a technology and entertainment facility, consistent with the Authorized Uses, on and after occupancy of the Permanent Facilities for a period of longer than 30 days;

(c)        a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Agreement to be observed or performed by WDDF that could reasonably be expected to result in a Material Adverse Effect, where such failure continues for a period of thirty (30) days after written notice thereof from City to WDDF; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for WDDF to complete its cure, then WDDF shall not be deemed to be in Default if WDDF has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion;

(d)       the material breach of any representation or warranty by WDDF contained in this Agreement that could reasonably be expected to result in a Material Adverse Effect, if such material breach is not cured after written notice from City to WDDF and a reasonable opportunity to cure such material breach;

(e)        the declaration by OTTED of a material default by WDDF in the State Funding Agreement that results in a withdrawal of funding under the State Funding Agreement; or

(f)        the making by WDDF of any general assignment or general arrangement for the benefit of creditors; the filing by or against WDDF of a petition to have WDDF adjudged bankrupt or a petition for reorganization under any law relating to bankruptcy (unless, in the case of any petition filed against WDDF, such petition is dismissed within sixty (60) days after WDDF receives notice of such petition); or the appointment of a trustee or receiver to take possession of all or substantially all of WDDF’s assets, where such possession is not restored to WDDF within thirty (30) days of such appointment.

(g)       failure to maintain an average annual salary of Sixty Four Thousand and Two Hundred and Thirty Three Dollars ($64,233.00) and at least Eighty Percent (80%) of the jobs created to attain the Cash Grant awards in Section 2.03 (d):

(i)          if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (i), WDDF fails to sustain 80 percent of the jobs required by such section (80 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements.

(ii)         if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (ii), WDDF fails to sustain 80 percent of the jobs required by such section (240 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements.

(iii)        if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (iii), WDDF fails to sustain 80 percent of the jobs required by such section (400 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements. Such requirement shall be sustained to the earlier for a period of Five (5) years following the final disbursement of grant monies listed in Section 2.03 (d), or until the expiration of the Lease Term.

(iv)         should default occur as a result of Section 7.02 (g)(iii), as determined by the City’s review of the annual audit in Section 5.02 (c), WDDF shall repay Two Million Dollars ($2,000,000.00) to the City prior to conveyance of building and land to WDDF.

7.03      Remedies for Default. Following the occurrence of a Default, and the expiration of any related cure period, during the Term of this Agreement, and during the continuation of such Default, the non-defaulting party may terminate this Agreement, and the Lease (if not expired). Additionally, the non-defaulting party shall have the right to have the provisions of this Agreement enforced by any court having equity jurisdiction, it being acknowledged that any such Default will cause irreparable injury to the non-defaulting party and that money damages will not provide an adequate remedy. The remedies set forth in this Section shall be the sole and exclusive remedies following the occurrence and continuance of a Default under this Agreement.

7.04      Limitations on Liability. It is specifically understood and agreed that there shall be absolutely no corporate or personal liability or recourse for the amounts funded hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, director, trustee, or officer (whether past, present or future) of WDDF, any parent, subsidiary or affiliate thereof, and City shall look solely to the interest of WDDF in the WDDF Campus and the Permanent Facilities for the satisfaction of each and every remedy to City in tire event of any WDDF Default.

7.05      Waiver of Monetary Damages. Except as otherwise provided in this Agreement to the contrary, in no event shall any party or its respective officers, directors, members, partners, employees or representatives, be liable hereunder at any time for compensatory, punitive, consequential, special, or indirect loss or damage of the other party, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise, and each party hereby expressly releases the other party and its officers, directors, members, partners, employees and representatives therefrom.

ARTICLE VIII
INDEMNIFICATION

8.01     Indemnification of City.

(a)       General Indemnification. Subject to Section 7.04, WDDF shall indemnify and hold City, its agents, employees, officers and Council (individually, a “Covered Person,” and collectively, “Covered Persons”) harmless from and against any and all claims, liabilities, expenses, losses, costs, damages, fines, penalties and causes of action of every kind and character (including the costs of defenses for any such claims) incurred or suffered by a Covered Person (collectively, “Damages”), which is due to any act or omission of WDDF or its agents, employees, contractors, invitees, licensees or subtenants to or of the WDDF Campus (collectively, “WDDF Parties”) arising out of the use, operation or occupancy by the WDDF Parties of the WDDF Campus, the Permanent Facilities or any other improvements, now existing or hereinafter constructed or placed on or within the WDDF Campus.

8.02     Procedure for Indemnification Claims. If any proceeding referred to in Section 8.01 is brought against a Covered Person, the Covered Person shall give prompt notice to WDDF of the commencement of such proceeding and WDDF will be entitled to participate in such proceeding and to assume the defense of such proceeding with counsel reasonably satisfactory to the Covered Person (if WDDF is also a party to such proceeding and the Covered Person determines in good faith that joint representation would be inappropriate,  the Covered Person shall be entitled to retain independent counsel). If WDDF assumes the defense of a proceeding; (i) the indemnifying party shall have the exclusive right to defend, compromise or settle such proceeding; and (ii) the indemnifying party shall pay all costs and expenses associated therewith, including attorney’s fees and costs. City shall reasonably cooperate with WDDF; in the assertion of all available defenses (including, without limitation, the defense of sovereign immunity) in connection with any action or proceeding in respect of which WDDF is indemnifying City pursuant to this Agreement.

8.03     Survival of Indemnification Obligations. The obligations arising under this Article VIII shall survive the expiration or termination of this Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.01     No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other Party and any attempt to do so will be void, except for, (a) subject to Section 2.01, assignment by WDDF to a wholly-owned subsidiary or parent company incorporated and organized by WDDF to hold the assets or equity of WDDF Florida, and (b) WDDF may assign this Agreement to any successor-in-interest to all or substantially all of the assets or the equity of WDDF; provided, however, that any such successor-in-interest must assume in writing all of the rights and obligations of WDDF under this Agreement.  Any merger, consolidation or reorganization of WDDF that results in a change of control shall be deemed an assignment for purposes of this Section 9.01. Subject to this Section 9.01, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and then respective successors and permitted assigns.

9.02     No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective successors or permitted assigns, and it is not the intent of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification pursuant to Article VIII. Additionally, City acknowledges and agrees that no provision of this Agreement provides City with any right of enforcement with respect to, or any right to claim as a third party beneficiary of, the State Funding Agreement or the County Funding Agreement.

9.03     Entire Agreement. This Agreement and the Lease supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement among the parties with respect to the subject matter hereof and thereof.

9.04     Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

9.05     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by: (i) hand delivery; (ii) certified mail, return receipt requested (postage prepaid); nationally recognized overnight commercial courier (charges prepaid); or (iv) facsimile (with confirmation of transmission) to each of the parties as follows:

If to City:	City of Port St. Lucie
121 SW Port St. Lucie Boulevard
Port St. Lucie, FL 34984
Attention: City Manager
Phone Number: (772) 871.5163
Facsimile Number: (772) 871-5248

with a copy to:	City of Port St. Lucie
121 SW Port St. Lucie Boulevard
Port St. Lucie, FL 34984
Attention: City Attorney
Phone Number: (772) 871.5255
Facsimile Number: (772) 344-4298

If to WDDF:	Wyndcrest DD Florida, Inc.
11450 SE Dixie Highway, Suite 104
Hobe Sound, FL 33455
Attention: Chief Operating Officer
Facsimile Number: (772) 545-9065

with copies to:	Wyndcrest DD Florida, Inc.
11450 SE Dixie Highway, Suite 104
Hobe Sound, FL 33455
Attention: Chief Operating Officer
Facsimile Number: (772) 545-9065

Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500 East
West Palm Beach, FL 33410
Attention: Michael V. Mitrione, Esq.
Phone Number: (561) 650-0553
Facsimile Number: (561) 655-5677

All such notices, requests and other communications shall be deemed to have been given and received: (i) if by hand delivery, upon delivery (ii) if by mail, three days after the date first deposited in the United States mail; (iii) if by overnight courier, on the date shown on the courier’s receipt as of the date of actual delivery; and (iv) if by facsimile, on the date shown on the confirmation of transmission.

9.06     Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party.

9.07     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.08     Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to principles of conflicts of laws.

9.09     Consent to Jurisdiction. Each of the parties hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any of the courts of the State of Florida located in St. Lucie County, Florida or the courts of the United States of America for the Southern District of Florida having subject matter jurisdiction and, by execution an delivery of this Agreement and such other documents executed in connection herewith, each party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any all appeals) of any such court with respect to such documents, (iii) irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives to the fullest extent permitted by law, any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum, (iv) agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the address set forth in Section 9.05, or at such other address of which the other party has been notified, and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring suit, action or proceeding in any other jurisdiction.

9.10     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.11     Delegation of Authority.  Subject to the advice of the City Attorney, the City Manager is hereby authorized and empowered, in the name and on behalf of City, to execute and deliver such agreements, documents, amendments, waivers, consents and instruments, and to take or cause to be taken any and all actions the City Manager deems necessary or advisable in order to comply with the provisions of, and to effectuate the purposes and intent of, this Agreement and the transactions contemplated hereby (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be, by the City Manager), and all action taken by the City Manager shall be binding upon the City.

9.12     Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.13     Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.14     Counterparts. This agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.15     Memorandum of Agreement. Upon the execution of this Agreement, the parties shall record in the public records of St. Lucie County, Florida, a memorandum of this Agreement for the purpose of giving public notice of WDDF’s rights under this Agreement and its interest in the WDDF Campus.

IN WITNESS WHEREOF, City has caused this Agreement to be executed and delivered by [the Chair of the Council] and the seal of the City to be affixed hereto and attested to by the Clerk of the Council and WDDF has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first above written.

CITY OF PORT ST. LUCIE,
a Florida municipal corporation
ATTEST:
	By:	/s/ Patricia P. Christensen
/s/ Karen A. Phillips	Name: Patricia P. Christensen
Karen A. Phillips	Title: Mayor
City Clerk
APPROVED AS TO FORM AND SUFFICIENCY

	By:	/s/ Pam E. Booker Hakim
Name: Pam E. Booker Hakim
Title: Senior Assistant City Attorney

WYNDCREST DD FLORIDA, INC.,
a Florida corporation

By:	/s/ John C Textor
Name:	John C Textor
Title:	Chairman / CEO

EXHIBIT A
DEFINITIONS

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Alternative Site” has the meaning set forth in Section 3.06.

“Authorized Uses” has the meaning set forth in Section 3.03.

“Average Annual Salary Requirements” means an average wage, not including benefits, of no less than Sixty Four Thousand and Two Hundred and Thirty Three Dollars ($64,233.00), excluding the salaries of the seven-member executive management team; has meaning set forth in Section 2.03 (a)(ii);

“City” has the meaning set forth in the introductory paragraph of this Agreement.

“City Default” has the meaning set forth in Section 7.01.

“City Funding Obligation” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Core” means Tradition Development Company, LLC, a Florida limited liability company, or any of its affiliates.

“Covered Person” has the meaning set forth in Section 8.01(a).

“Council” has the meaning set forth in the introductory paragraph of this Agreement

“County Funding Agreement” shall refer to [INSERT DESCRIPTION].

“Damages” has the meaning set forth in Section 8.01(a).

“Default” means a City Default or a WDDF Default, as applicable.

“Donation Agreement” has the meaning set forth in Section 3.01.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Executive Management Team” shall include the top three (3) highest paying employees, regardless of title, serving in positions equating to President/Chief Executive Officer (CEO), Chief Operating Officer (COO), or Chief Financial Officer (CFO).

“Funding Agreements” means the County Funding Agreement and the State Funding Agreement, collectively.

“Full-time Equivalent Jobs” means at least 35 hours of paid work a week. In tabulating hours worked, any paid leave an employee takes during the paid period, such as vacation or sick leave, may be included. The total number of full-time equivalent jobs may include both direct (operational or production, and related workers) and support (non-production, support or overhead workers, such as legal, administrative and clerical) jobs for this project.

“Governmental Licenses” has the meaning set forth in Section 6.02(g).

“Gross Floor Area” means the horizontal square footage of all floors of a building measured from the exterior face of exterior walls or other type of enclosure, or from the centerline of a wall separating two buildings. The Gross Floor Area shall not include parking areas or parking structures.

“Hazardous Substance” means any hazardous or toxic substances, materials or wastes, pollutants or contaminants regulated by Environmental Laws, as amended, including petroleum products, biomedical waste, radioactive materials, flammable or corrosive substances, explosives, polychlorinated biphenyls and asbestos.

“Infrastructure” means all roads, water, storm drainage system, water management system, sewer, telephone, electric, fiber optic cable, CATV and natural gas infrastructure improvements to serve the WDDF Campus.

“Intended Improvements” means technology/entertainment facilities and training and education facilities, together with ancillary uses such as offices, classrooms, lecture halls and conference rooms.

“Lease” or “Lease Agreement” has the meaning set forth in Section 3.05.

“Material Adverse Effect” means a material adverse change in or effect on the business, condition (financial or otherwise), or a change in unrestricted net assets, affairs or prospects, whether or not in the ordinary course of operations, of WDDF considered as one enterprise, which change would reasonably be expected to jeopardize the ability of WDDF to continue to conduct its core operations in the future.

“Maximum Construction Cost” has the meaning set forth in Section 2.03.

“OTTED” has the meaning set forth in the Recitals.

“Permanent Facilities” has the meaning set forth in Section 3.06 and shall consist of approximately 150,000 square feet of Gross Floor Area of operations and office space, including fixtures, and associated parking constructed by City pursuant to this Agreement, and which (i) shall include all necessary Infrastructure within the WDDF Campus to serve the approximately 150,000 square feet of uses; and (ii) shall include appropriate ancillary uses such as: (a) offices, (b) classrooms, (c) lecture halls, (d) conference rooms, (e) landscape/open space areas and (f) theater/screening facilities, all in accordance with plans and specifications approved by WDDF in writing.

“Person” means any corporation, partnership, limited liability company, joint venture, association, trust or other entity, or where the context requires, a natural person.

“Project Fund” means the maximum Forty Two Million Dollars ($42,000,000) in funds committed by the City (consisting of the City bond issue in the amount of Thirty Two Million Dollars ($31,800,000) plus the Ten Million Dollars ($10,000,000) Cash Grant for the construction of the Permanent Facilities, including all hard costs, soft costs, permits, scientific equipment costs and other fees related to the Permanent Facilities.

“State” has the meaning set forth in the Recitals.

“State Funding Agreement” refers to the funding agreement between the Florida Office of Tourism, Trade and Economic Development and WDDF, dated July 30, 2009.

“Term” has the meaning set forth in Section 2.03(f).

“WDDF” has the meaning set forth in-the Recitals.

“WDDF Campus” has the meaning set forth in Section 3.01.

“WDDF Default” has the meaning set forth in Section 7,02.

“WDDF Parties” has the meaning set forth in Section 8.01(a).

EXHIBIT B

WDDF CAMPUS LEGAL DESCRIPTION

EXHIBIT “A”

LEGAL DESCRIPTION

LEGAL DESCRIPTION

BEING A PARCEL OF LAND LYING IN A PORTION OF LOT 1, ACCORDING TO THE PLAT OF TRADITION PLAT NO. 59, AS RECORDED IN PLAT BOOK 60, PAGE 8, PUBLIC RECORDS OF ST. LUCIE COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS;

COMMENCE AT THE SOUTHEAST CORNER OF SAID LOT 1; THENCE ALONG THE EASTERLY LINE OF SAID LOT 1 THE FOLLOWING 4 COURSES AND DISTANCES; THENCE NO8-20”33”W A DISTANCE OF 22;76 FEET; THENCE N05’33’D0”W A DISTANCE OF 296.59 FEET; THENCE N06’47’54”W A DISTANCE OF 44.39 FEET TO THE POINT OF BEGINNING OF THE FOLLOWING DESCRIBED PARCEL;

THENCE S85’21’57”W A DISTANCE OF 778.41 FEET; THENCE N04’38’03”W A DISTANCE OF 340.46 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE WEST HAVING A RADIUS OF 1.092.61 FEET; THENCE NORTHERLY ALONG THE ARC OF SAID CURVE A DISTANCE OF 170.41 FEET THROUGH A CENTRAL ANGLE OF 08’56’10”; THENCE SB2’05’00”W A DISTANCE OF 349.90 FEET TO THE EASTERLY LINE OF TRACT R-39 ACCORDING TO THE PLAT OF TRADITION PLAT NO. 36. AS RECORDED IN PLAT BOOK 49, PAGE 28, AND TO AN INTERSECTION WITH A NON TANGENT CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 745.21 FEET, THE CHORD OF WHICH BEARS N18’34’10”W;  THENCE NORTHERLY ALONG THE ARC OF SAID CURVE, AND ALONG SAID EASTERLY LINE OF TRACT R-39, A DISTANCE OF 61.07 FEET THROUGH A CENTRAL ANGLE OF 04’41’43” TO THE SOUTH LINE OF PARCEL 3 OF SAID TRADITION PLAT NO. 36; THENCE N82’05’00”E, ALONG SAID SOUTH LINE, A DISTANCE OF 289.39 FEET TO THE EASTERLY LINE OF SAID PARCEL 3; THENCE N07’55’00”W. ALONG SAID EASTERLY LINE, A DISTANCE OF 250.00 FEET TO THE NORTHERLY LINE OF SAID LOT 1; THENCE ALONG THE NORTHERLY AND EASTERLY LINE OF SAID LOT 1 THE FOLLOWING 9 COURSES AND DISTANCES; THENCE N79’05’50”E A DISTANCE OF 176.09 FEET; THENCE N81’30’32”E A DISTANCE OF 158.84 FEET; THENCE N79’11’01 E A DISTANCE OF 39.04 FEET; THENCE N85’27’23”E A DISTANCE OF 147.21 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE SOUTHWEST HAVING A RADIUS OF 350.00 FEET; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE A DISTANCE OF 387.97 FEET THROUGH A CENTRAL ANGLE OF 63’30’39” TO THE POINT OF COMPOUND CURVATURE WITH A CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 500.00 FEET; THENCE SOUTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE 259.03 FEET THROUGH A CENTRAL ANGLE OF 29’40’59”; THENCE S01’20’59”E A DISTANCE OF 147.45 FEET; THENCE S04’31’55”E A DISTANCE OF 100.31 FEET; THENCE S06’47’54”E A DISTANCE OF 156.70 FEET TO THE POINT OF BEGINNING.

CONTAINING 15.485 ACRES, MORE OR LESS.

NOTE: THIS IS NOT A SKETCH OF SURVEY, BUT ONLY A GRAPHIC DEPICTION OF THE DESCRIPTION SHOWN HEREON. THERE HAS BEEN NO FIELD WORK,VIEWING OF THE SUBJECT PROPERTY OR MONUMENTS SET IN CONNECTION WITH THE PREPARATION OF THE INFORMATION SHOWN HEREON.

NOTE: LANDS SHOWN HEREON WERE NOT ABSTRACTED FOR RIGHT-OF-WAY AND/OR EASEMENTS OF RECORD.

/s/ Michael T. Kolodziejczyk	7-27-09
Michael T. Kolodziejczyk	Signature Date
Professional Surveyor and Mapper
Florida Certificate No. 3864 REVISION: CHANGED AREA & LEGAL DESCRIPTION GLM 7-27-09
Sheet 1 of 2

DESCRIPTION OF 15 ACRE PARCEL	File: 06–242–WAO5 s&d–15ac–A.dwg Date: 7–08–2009 Tech: GLM
CULPEPPER  & TERPENING, INC
CONSULTING ENGINEERS | LAND SURVEYORS
2980 SOUTH 25th STREET
FORT PIERCE, FLORIDA 34981
PHONE 772-464-3537 FAX 772-464-9497
www.c1-eng.com
STATE OF FLORIDA CERTIFICATIONS No. LB 4280

EXHIBIT C
FORM OF PURCHASE & SALE AGREEMENT

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

CITY OF PORT ST. LUCIE

AND

TRADITION OUTLET, LLC

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into this ____ day of, __________ 2009, between TRADITION OUTLET, LLC (“Tradition”) and CITY OF PORT ST. LUCIE, its successors or assigns (“City”).

WITNESSETH:

WHEREAS, Tradition is the owner of the Property; and

WHEREAS, Tradition desires to convey the Property to the City to enable the City to construct the Proposed Improvements for Wyndcrest for the Proposed Use, and the City desires to acquire the Property from Tradition subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.               Definitions. The following (in their singular and plural forms, as appropriate) as used in this Agreement shall have the meaning set forth below, unless the context requires otherwise:

“Acceptable Exceptions” shall mean (i) taxes and assessments for the year of Closing and all subsequent years, (ii) matters which do not adversely affect the marketability of the Property which are deemed to be Acceptable Exceptions as set forth in this Agreement, (iii) matters contemplated by this Agreement, (iv) Plat, (v)Replat, (vi) the Districts, (vii) the Declaration, (viii) the matters set forth in Paragraphs 6, 9, 10, 11, 12, 15 and 20(N) and (ix) any matters created by or through the City.

“Agreed Cure Items” shall mean Tradition shall provide City prior to Closing with (i) any documents which Tradition agrees in writing to provide to City; (ii) such documents reasonably required by the Title Company in order to delete the preprinted exceptions with regard to gap (other than matters contemplated by this Agreement, parties in possession and mechanics’ liens; (iii) an affidavit that Tradition is not aware of any unrecorded easements; (iv) documents required to satisfy of record any mortgages created by or through Tradition; (v) such evidence reasonably required by the Title Company as to Tradition being current and in good standing under applicable jurisdiction in which Tradition is created and delivering corporate resolution authorizing Tradition to consummate the transaction contemplated by this Agreement; and (vi) the closing documents to be provided by Tradition pursuant to the. terms of this Agreement.

“Association” or “Master Association” shall have the meaning set forth in Paragraph 9.

“City” shall have the meaning set forth in the preamble.

“Closing” shall mean the consummation of the transaction contemplated by this Agreement, whereby the Deed and other closing documents are delivered to the City.

“Closing Date” shall mean the date which is the earlier to occur of (i) September 30,2009, (ii) such earlier date after the Conditions are satisfied as the City may designate on ten (10) days’ written notice to Tradition, or (iii) ten (10) days after the Conditions have been satisfied or waived in writing by Tradition and the City.

“Commitment” shall mean an ALTA Form title insurance commitment covering the Property, whereby the Title Company agrees to issue the Title Policy.

“Conditions” shall have the meaning set forth in Paragraph 8.

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“Cost Allocation” Please initial “C” if it is a City Cost or “T” iF it is a Tradition Cost:

T	Sketch and legal
C	Survey
C	Title Commitment or Abstract
C	Title Policy including endorsements required by City)
C	Transfer tax on Deed
C	Recording of Deed
T	The costs of obtaining the Agreed Cure Items
Other (_________________)

Each party shall be responsible for payment of its own legal fees, except as provided in Paragraph 20 hereof. To the extent of a cost not set forth above, then same shall be paid in accordance with the custom in the County.

“County” means St. Lucie County, Florida.

“Declaration” shall have the meaning set forth in Paragraph 9.

“Deed” shall mean a special warranty deed, subject only to the Acceptable Exceptions.

“District” shall mean one (1) or more community development districts which may impose and levy taxes or assessments on the Property in connection with the construction, operation and/or maintenance of public facilities and services of such special assessment district(s). City agrees, at Tradition’ request, to assist Tradition to effectuate a change in the boundary of the community development district (“CDD(s)”) which pertain to the Property.

“Easement” shall mean an easement over the portion of the Property described by hatching on Exhibit A-l attached hereto and made a part hereof for the benefit of any property owned by the Seller’s (its affiliates), and for the benefit of the Association for purposes of ingress, egress and access over such area described on Exhibit A-l, which easement shall be in form prepared by Seller subject to the City’s reasonable approval.

“Effective Date” shall mean the last date that this Agreement is executed by Tradition and City and an executed copy of this Agreement delivered to the City and Tradition.

“Improvement Bond Liens” shall mean the special assessments liens imposed or to be imposed by the District in connection with the improvement of a portion of the Project and the operations of the District.

“Irrigation Provider” shall mean Tradition Irrigation Company, LLC, and its successors or assigns.

“Notice Location” shall mean the locations set forth below as same may be changed by a party upon written notice of such change being provided to the other party, to wit:

If to City:	City of Port St. Lucie
121 S.W. Port St. Lucie Blvd. Port St. Lucie, FL 34984
Attn: Donald Cooper, City Manager Telephone: (772) 871-5163
Fax: (772) 871-5248

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With a copy to:	City of Port St.Lucie
121 S.W. Port St. Lucie Blvd.
Port St. Lucie, FL 349.84
Attn: Roger Orr, City Attorney
Telephone: (772) 871-5255
Fax: (772) 344-4298

If to Tradition:	Tradition Outlet, LLC
10521 S.W. Village Center Drive, Suite 201
Port St. Lucie, FL 34987
Attn: Tom Babcock, President
Telephone: (772) 340-3500
Fax: (772) 340-3718

With a copy to:	Ruden, McClosky, Smith,
Schuster & Russell, P. A.
200 East Broward Boulevard
Fort Lauderdale, FL 33301
Attn: Barry E. Somerstein, Esq.
Telephone: (954) 527-2405
Fax: (954) 333-4005

“Plat” shall mean the existing Plat for the Property.

“Project” shall mean the project generally known as Tradition as such project may be increased or decreased by Seller (or its affiliates) from time to time.

“Property” shall mean that certain parcel of real property located in the County as more particularly described on Exhibit B attached hereto and made a part hereof.

“Proposed Improvements” are the proposed improvements for the Proposed Use which would be constructed upon the Property in accordance with this Agreement.

“Proposed Use” shall consist of up to 150,000 square feet of space which can be used for any lawful use permitted under the existing zoning and land use as of the Effective Date shall be initially leased to Wyndcrest who shall conduct the Proposed Use upon the Property. Improvements on the Property shall be limited to a height of sixty feet (60’) above the crown of the finished floor of the adjacent public road.

“Replat” shall mean the Replat described on Exhibit A attached hereto and made part hereof.

“Survey” shall mean an up to date survey of the Land (certified to a date after the Effective Date).

“Surviving Obligations” shall mean the indemnities and obligations of the City and Tradition which, pursuant to this Agreement and specified as surviving termination of this Agreement.

“Title Company” shall mean Chicago Title Insurance Company, CommonwealthLand Title Insurance Company, First American Title Insurance Company or other national title company reasonably acceptable to the City.

“Title Cure Period” shall have the meaning set forth in Paragraph 3(b).

“Title Defect” shall have the meaning set forth in Paragraph 3(b).

“Title Evidence” shall mean the Commitment, hard copies of all exceptions referred to therein and Survey.

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AMENDMENT TO AGREEMENT OF
PURCHARE AND SALE

THIS AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE (“Amendment”) is dated the _______ day of September, 2009 and is made by and between TRADITION OUTLET, LLC (“Seller”) and CITY OF PORT ST. LUCIE (“Buyer”)

WITNESSETH:

WHEREAS, Seller and Buyer entered into that certain Agreement of Purchase and Sale having an Effective Date of September 14, 2009 (“Agreement”); and

WHEREAS, the parties desire to amend certain terms and provisions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

1.           The recitations heretofore set forth are true and correct and are incorporated herein-by this reference.

2.           To the extent of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment Shall supersede and control to the extent of such inconsistency. Terms not otherwise defined herein shall have the meaning set forth in the Agreement

3.           The term “Closing Date” is hereby revised to read as follows:

“Closing Date” shall mean the date which is the earlier to occur of (i) November 30, 2009, (ii) such earlier date after the Conditions are satisfied as the City may designate on ten (10) days written notice to Tradition, or (iii) ten (10) days after the Conditions have been satisfied or waived in writing by Tradition and the City.”

This Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed an original and all of which shall be deemed one and the same instrument. Facsimile transmission signatures of this Amendment shall be deemed to be original signatures.

1

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

WITNESSES:	TRADITION OUTLET, LLC

/s/ Mary Christine Moore	By:	/s/ Wesley S. McGurry
	Name:	Wesley S. McGurry
Mary Christine Moore	Title:	President
	Date:	9/30/09

CITY OF PORT ST. LUCIE

[ILLEGIBLE]	By:	/s/ Donald B. Cooper
	Name:	Donald B. Cooper
[ILLEGIBLE]	Title:	City manager
	Date:	10-15-09

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